Exhibit 5.1

Baker & McKenzie LLP 452 Fifth Avenue New York, NY 10018 United States Tel: +1 212 626 4100 Fax: +1 212 310 1600 www.bakermckenzie.com

April 7, 2022

Celsion Corporation
997 Lenox Drive, Suite 100
Lawrenceville, NJ 08648

Ladies and Gentlemen:

We have acted as special counsel for Celsion Corporation, a Delaware corporation (the “Company”), in connection with the sale of 1,328,274 shares of the Company’s common stock (the “Shares”) pursuant to that certain Securities Purchase Agreement, dated as of April 6, 2022, by and among the Company and the investors named therein (the “Securities Purchase Agreement”). The Shares are registered pursuant to the Company’s Registration Statement on Form S-3 (Registration Number 333-254515), as amended through the date hereof (the “Registration Statement”), which was declared effective by the Securities and Exchange Commission (the “SEC”) on March 30, 2021, the Company’s base prospectus dated March 30, 2021 (the “Base Prospectus”), as supplemented by the Company’s prospectus supplement dated April 6, 2022, relating to the Shares (the “Prospectus Supplement”).

We have reviewed an executed copy of the Securities Purchase Agreement, and we have examined the originals, or photostatic or certified copies, of (i) the Registration Statement and all exhibits thereto, (ii) the Base Prospectus as supplemented by the Prospectus Supplement, (iii) the certificate of incorporation of the Company as amended and effective as of the date hereof, (iv) the amended and restated bylaws of the Company as effective as of the date hereof, (v) resolutions adopted by the board of directors of the Company, or a duly authorized committee thereof, relating to the Registration Statement, the Securities Purchase Agreement and the issuance, sale and delivery of the Shares by the Company, and (vi) other such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued in accordance with the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

The opinion expressed above is limited to the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We hereby consent to the use of our opinion as herein set forth as an exhibit to the Company’s Current Report on Form 8-K, dated April 7, 2022 and incorporated by reference into the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent change in the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Baker & McKenzie LLP
BAKER & McKENZIE LLP

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